CINERGY CORP. AND SUBSIDIARY COMPANIES


                       AGREEMENT FOR FILING CONSOLIDATED
                          INCOME TAX RETURNS AND FOR
                       ALLOCATION OF CONSOLIDATED INCOME
                         TAX LIABILITIES AND BENEFITS


     Cinergy Corp., a registered public utility holding company, and its Subsidiaries hereby agree to join annually in the filing of a consolidated Federal income tax return and to allocate the consolidated Federal income tax liabilities and benefits among the members of the consolidated group in accordance with the provisions of this Agreement.

     1.     DEFINITIONS

          "Consolidated tax" is the aggregate current Federal income tax liability for a tax year, being the tax shown on the consolidated Federal income tax return and any adjustments thereto, as described in section 5 hereof.

          "Corporate taxable income" is the positive taxable income of an associate company for a tax year, computed as though such company had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions, eliminated in consolidation, shall be given appropriate effect.

          "Corporate taxable loss" is the taxable loss of an associate company for a tax year, computed as though such company had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions, eliminated in consolidation, shall be given appropriate effect.

          "Corporate tax credit" is a negative separate regular tax of a subsidiary company for a tax year, equal to the amount by which the consolidated regular tax is reduced by including the corporate taxable loss of such subsidiary company in the consolidated tax return.

          "Separate return tax" is the tax on the corporate taxable income or loss of an associate company as though such company were not a member of a consolidated group.

          These definitions shall apply, as appropriate, in the context of the regular income tax and the Alternative Minimum Tax ("AMT") unless otherwise indicated in this Agreement.

     2.     TAX ALLOCATION PROCEDURES

          The consolidated tax shall be allocated among the members of the group consistent with Rule 45(c) of the Public Utility Holding Company Act of 1935, utilizing the separate "corporate taxable income" method, in the following manner:

          a) Each subsidiary which has a corporate taxable loss will be entitled to a corporate tax credit equal to the amount by which the consolidated regular income tax is reduced by including the corporate tax loss of such subsidiary in the consolidated tax return. The members having corporate taxable income will be allocated an amount of regular income tax liability equal to the sum of the consolidated regular tax liability and the corporate tax credits allocated to the subsidiaries having corporate tax losses based on the ratio that each such member's corporate taxable income bears to the total corporate taxable income of all members having corporate taxable income.

               If the aggregate of the members' corporate tax losses are not entirely utilized on the current year's consolidated return, the consolidated carry back or carry forward of such losses to the applicable taxable year(s) will be allocated to each member having a corporate taxable loss in the ratio that such member's separate corporate tax loss bears to the total corporate tax losses of all members having corporate taxable losses.

          b) The consolidated Environmental Tax will be allocated among the members of the group by applying the procedures set forth in subsection a) above, except that the basis for allocation will be Alternative Minimum Taxable Income ("AMTI") rather than regular corporate taxable income.

          c) The consolidated AMT will be allocated among the members in accordance with the procedures and principles set forth in Proposed Treasury Regulation section 1.1502-55 in the form such Regulation existed on the date on which this Agreement was executed.

          d) Tax benefits such as general business credits, foreign tax benefits, or other tax credits shall be apportioned directly to those members whose investments or contributions generated the credit or benefit.

              If the credit or benefit can not be entirely utilized to offset current consolidated tax, the consolidated credit carryback or carryforward shall be apportioned to those members whose investments or contributions generated the credit or benefit in proportion to the relative amounts of credits or benefits generated by each member.

          e) If the amount of consolidated tax allocated to any subsidiary under this Agreement, as determined above, exceeds the separate return tax of such subsidiary, such excess shall be reallocated among those members whose allocated tax liability is less than the amount of their respective separate return tax liabilities. The reallocation shall be proportionate to the respective reductions in separate return tax liability of such members. Any remaining unallocated tax liability shall be assigned to Cinergy Corp. The term "tax" and "tax liability" used in this subsection shall include regular tax, Environmental Tax and AMT.

     3.     TAX PAYMENTS AND COLLECTIONS FOR ALLOCATIONS

          Cinergy Corp. shall make any calculations on behalf of the members necessary to comply with the estimated tax provisions of the Internal Revenue Code of 1986 as amended (the "Code"). Based on such calculations Cinergy Corp. shall charge or refund to the members appropriate amounts at intervals consistent with the dates indicated by Code section 6655. Cinergy Corp. shall be responsible for paying to the Internal Revenue Service the consolidated current Federal income tax liability.

          After filing the consolidated Federal income tax return and allocating the consolidated tax liability among the members, Cinergy Corp. shall charge or credit, as appropriate, the members to reflect the difference between prior payments or credits and their current tax as allocated under this Agreement.
     4.     ALLOCATION OF STATE TAX LIABILITIES OR BENEFITS

          State and local income tax liabilities will be allocated, where appropriate, among members in accordance with principles similar to those employed in this Agreement for the allocation of consolidated Federal income tax liability.

     5.     TAX RETURN ADJUSTMENTS

          In the event the consolidated tax return is subsequently adjusted by the Internal Revenue Service, state tax authorities, amended returns, claims for refund, or otherwise, such adjustments shall be reflected in the same manner as though they had formed part of the original consolidated return. Interest paid or received, and penalties imposed on account of any adjustment will be allocated to the responsible member.

     6.     NEW MEMBERS

          If, at any time, any other company becomes a member of the Affiliated Group, the parties hereto agree that such new member may become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such new member shall have similar rights and obligations of all other members under this Agreement.

     7.     MEMBERS LEAVING THE AFFILIATED GROUP

          In the event that any member of the Affiliated Group at any time leaves the Group and, under any applicable statutory provision or regulation, that member is assigned and is deemed to take with it all or a portion of any of the tax attributes (including, but not limited to, net operating losses, credit carryforwards, and Minimum Tax Credit carryforwards) of the Affiliated Group, then, to the extent the amount of the attributes so assigned differs from the amount of such attributes previously allocated to such member under this Agreement, the leaving member shall appropriately settle with the Group. Such settlement shall consist of payment on a dollar-for-dollar basis for all differences in credits and, in the case of net operating loss differences, in an amount computed by reference to the highest marginal corporate tax rate. The settlement amounts shall be allocated among the remaining members of the Group in proportion to the relative level of attributes possessed by each member and the attributes of each member shall be adjusted accordingly.

     8.     SUCCESSORS, ASSIGNS

          The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor or assignee by reason of merger, acquisition of assets, or otherwise, of any of the members hereto.


     9.     AMENDMENT AND TERMINATION

          This Agreement may be amended at any time by the written agreement of the parties hereto at the date of such amendment and may be terminated at any time by the written consent of all such parties.

    10.     GOVERNING LAW

          This Agreement is made under the law of the State of Ohio, which law shall be controlling in all matters relating to the interpretation, construction, or enforcement hereof.

    11.     EFFECTIVE DATE

          This Agreement is effective for the allocation of the current Federal income tax liabilities of the members for the consolidated tax year 1994 and all subsequent years until this Agreement is revised in writing.


    12.     APPROVAL

          This Agreement is subject to the approval of the Securities and Exchange Commission. A copy of this Agreement will be filed as an exhibit to the Form U5S Annual Report to the Securities and Exchange Commission by Cinergy Corp. for the year ended December 31, 1996.

     The above procedure for apportioning the consolidated annual net current Federal and state tax liabilities and tax benefits of Cinergy Corp. and its consolidated affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.


     Cinergy Corp.

     By:/s/ J. Wayne Leonard_ ____________    Date:1-23-95_________


     Cinergy Services, Inc.

     By:/s/ J. Wayne Leonard _____________    Date:1-23-95_________


     The Cincinnati Gas & Electric Company

     By:/s/ William L. Sheafer____________    Date:1-23-95_________


     PSI Energy, Inc.

     By:/s/ J. Wayne Leonard______________    Date:1-23-95_________


     PSI Energy Argentina, Inc.

     By:/s/ J. Wayne Leonard______________    Date:1-23-95_________


     South Construction Company, Inc.

     By:/s/ J. Wayne Leonard______________    Date:1-23-95_________


     The Union Light, Heat and Power Company

     By:/s/ William L. Sheafer____________    Date:1-23-95_________


     Miami Power Corporation

     By:/s/ William L. Sheafer____________    Date:1-23-95_________


     Lawrenceburg Gas Company

     By:/s/ William L. Sheafer____________    Date:1-23-95_________



     The West Harrison Gas and Electric Company

     By:/s/ William L. Sheafer____________    Date:__1-23-95_______


     Tri-State Improvement Company

     By:/s/ William L. Sheafer____________    Date:__1-23-95_______


     KO Transmission Company

     By:/s/ William L. Sheafer____________    Date:__1-23-95_______


     Cinergy Investments, Inc.

     By:/s/ J. Wayne Leonard______________    Date:__1-23-95_______


     PSI Recycling, Inc.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     Power Equipment Supply Co.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     PSI Power Resource Operations, Inc.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     PSI Power Resource Development, Inc.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     PSI Sunnyside, Inc.

     By:/s/ Charles J. Winger ____________    Date:__1-23-95_______


     PSI International, Inc.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     PSI T&D International, Inc.

     By:/s/ J. Wayne Leonard _____________    Date:__1-23-95_______


     PSI Yacyreta, Inc.

     By:/s/ J. Wayne Leonard______________    Date:__1-23-95_______


     Cinergy Capital & Trading, Inc.

     By:/s/ Charles J. Winger_____________    Date:__1-23-95_______


     PSI Argentina, Inc.

     By:/s/ J. Wayne Leonard______________    Date:__1-23-95_______


     CGE ECK, Inc.

     By:/s/ William L. Sheafer____________    Date:__1-23-95_______


     Costanera Power Corp.

     By:/s/ J. Wayne Leonard______________    Date:__1-23-95_______


     Enertech Associates, Inc.

     By:/s/ William L. Sheafer____________    Date:__1-23-95_______


     Cinergy Communications, Inc.

     By:/s/ Charles J. Winger                 Date: 12-27-96  _____


     Cinergy Cooling Corp.

     By:/s/ Charles J. Winger                 Date: 12-27-96_ _____


     Cinergy Resources, Inc.

     By:/s/ Charles J. Winger                 Date: 12-27-96_ _____


     Cinergy Technology, Inc.

     By:/s/ Charles J. Winger                 Date: 12-27-96_______


     Cinergy UK, Inc.

     By:/s/ Charles J. Winger                 Date: 12-27-96_______